EXHIBIT 10.12

MANUFACTURING AND SHARED SERVICE AGREEMENT

THIS AGREEMENT is made as of December 31, 2007 (“Effective Date”) (this “Agreement”) by and between BASF Corporation, a Delaware corporation (“BASF”), with offices at 100 Campus Drive, Florham Park, New Jersey 07932, and AMVAC Chemical Corporation, a California corporation, with offices at 4695 MacArthur Court, Suite 1250, Newport Beach, CA 92660 (“AMVAC”). All capitalized terms herein, not otherwise defined, shall have the same meaning given to them in that certain Sale and Purchase Agreement by and between AMVAC and BASF, dated November 27, 2006 (the “SPA”).

WHEREAS, AMVAC and BASF’s parent company BASF Aktiengesellschaft entered into a Sale and Purchase Agreement dated November 17, 2006 (“SPA”), and pursuant to Article 3 of the terms of that SPA, AMVAC exercised its option to purchase those certain assets defined and set forth in the SPA as the Optioned Assets, and have purchased such Optioned Assets as of the Option Closing Date; and

WHEREAS, in connection with such purchase BASF and AMVAC have entered into a lease of that certain parcel of land described in a Ground Lease as of the Option Closing Date; and

WHEREAS, AMVAC desires to obtain from BASF and BASF desires to provide certain manufacturing services and the sharing of support services as more fully set forth herein.

NOW THEREFORE, in consideration of the mutual covenants and agreements set forth herein, the parties agree as follows:

WITNESSETH:

1. Definitions.

(a) All capitalized terms not defined herein shall have the definition set forth in the SPA.

(b) “Hannibal Site” shall mean BASF's production site located in Hannibal, Missouri, U.S.A.

(c) Reserved.

(d) “Product(s)” shall mean those products listed on Exhibit B of the SPA. New products may be added to the definition of Products upon the written agreement of both Parties, which agreement shall not be unreasonably withheld or delayed, provided however, that BASF may take into account, without limitation, the following factors in considering the appropriateness of new products proposed by AMVAC: (i) the compatibility of the proposed new product and its associated equipment, raw materials, intermediates, and waste streams, with those already existing at, and planned for, the Hannibal Site, and (ii) the ability of BASF to stay within all regulatory permit conditions. As part of the new product discussions between the parties as contemplated by this section, AMVAC shall provide adequate information and training to BASF concerning any agreed new product, including without limitation the information set forth on Exhibit B-1. Once new products are accepted, all terms related to Products, including without limitation the Management Fee set forth in Exhibit I, shall apply to such new products.

(e) “Services” shall mean those activities and services described in this Agreement and all other services, sites, equipment, material and activities, including labor and performance, necessary, incidental or appropriate to provide the services called for in this Agreement, in a safe, clean, prompt and efficient manner.

(f) “T/C Unit” shall mean the T/C Site as defined in the SPA located on the property as defined in the Ground Lease.

2. Services.

(a) During the Term, and in consideration of the fee set forth in Section 4, BASF shall: (i) purchase and pay for, receive, and store (subject to the storage limitations set forth in Exhibit M) quantities of raw materials (mutually agreed upon as set forth more fully in Exhibit E) and packaging materials, and (ii) manufacture, load, ship and deliver, such quantities of Product, both as shall from time to time be specified by AMVAC. Manufacturing of the Product shall take place only at the T/C Unit using the Manufacturing Equipment, and warehousing and other non-manufacturing facilities. However, the parties acknowledge that the Services shall further include all necessary services and infrastructure provided at the Hannibal Site necessary for BASF to meet its obligations under this Agreement in a timely manner. The Services may only be conducted at facilities that operate in compliance with all Federal, State and local laws and in conformance with good practices. The Services shall also include quality assurance and quality control (QA/QC) services for AMVAC. BASF will not change any process qualified for use in the production of Products without the prior written consent of AMVAC, except that BASF may change such processes within the current ranges of accepted and existing process controls. BASF also agrees to test and approve production lots according to an agreed upon sample and control plan.

(b) So long as AMVAC performs its obligations under Section 8, BASF shall maintain the Manufacturing Equipment and other Hannibal Site resources, including employees, necessary to provide the Services to AMVAC pursuant to this Agreement.

(c) BASF shall operate the T/C Unit in compliance with BASF's then applicable Hannibal Site policies relating to health and safety, and applicable permit and other legal requirements and restrictions.

(d) The Parties acknowledge that a crew of operational, supervisory and clerical personnel, as set forth at Exhibit K (“Direct Charged Personnel”), shall be charged directly to the T/C Unit. In the event the T/C Unit does not need the services of one or more of the Direct Charged Personnel, and BASF is able to employ such personnel, then AMVAC will be credited for all hours they are employed outside the T/C Unit, at the rate BASF then is able to obtain for temporary workers for such work. BASF shall have no obligation to employ such personnel outside the T/C Unit. BASF shall take direction from AMVAC concerning the employment at the T/C Unit of any unused Direct Charged Personnel.

(e) AMVAC grants to BASF and its Affiliates a revocable, paid up, royalty free, T/C Unit based license to use the Divested Transferred Rights to the extent necessary to perform BASF’s obligations under this Agreement. BASF shall have the right to sublicense such rights to their permitted assigns, coextensive with BASF rights to assign this Agreement to a third party under Section 23 herein.

(f) BASF reserves the right, upon reasonable notice to AMVAC, to decline to operate the Manufacturing Equipment at the T/C Unit if BASF deems it unsafe to do so.

3. Volume Forecasts.

(a) Forecast: Each month AMVAC will for planning purposes provide to BASF a non-binding rolling written forecast of its estimated monthly requirements for Products for the ensuing eighteen (18) month period.

(b) Binding Forecast: At least six (6) months prior to the date of delivery, AMVAC shall submit a binding order for Product. AMVAC is responsible for variable costs to the extent reasonably incurred in reliance on such forecast, changes that are made thereto, and other direction given to BASF from time to time. BASF agrees that to the extent reasonably practicable, it will provide AMVAC with a best estimate of forecast changes and the potential impact on scheduled production as a result of other directions made by AMVAC.

(c) Deliveries: BASF shall make commercially reasonable efforts to meet delivery schedule specified by AMVAC, but BASF shall have no liability to AMVAC if, despite BASF’s efforts, a particular delivery is not made on schedule.

4. Payment for Services.

(a) In consideration of the Services rendered pursuant to this Agreement, AMVAC shall pay monthly BASF a fee equal to:

***.

(b) BASF shall accept, in connection with the Services called for hereby, exclusive liability for the payment of any wages, salaries or other remuneration paid to any and all persons employed by BASF in connection with the performance of the Services and other direct costs associated with the Services. BASF shall also accept exclusive liability for the payment and reporting of any taxes or contributions for Social Security, unemployment insurance, old age payments, annuities or retirement benefits which are measured by such wages, salaries or other remuneration paid by it in connection with the performance of the Services and comply with all applicable rules and regulations respecting the assumption of liability for any of the aforesaid taxes or contributions.

(c) BASF shall invoice AMVAC at the end of each calendar month for the fees for that month set forth in Section 4(a).

5. Payment Terms.

AMVAC shall pay the invoices referenced in Section 4(c) above within forty-five (45) days from invoice date. Any invoiced amount not paid by the forty-sixth (46th) day following the invoice date (the “Forty-Sixth Day”) will accrue interest at the default interest rate set forth in Section 17.4 of the SPA from the Forty-Sixth Day to the date of payment.

6. Term.

(a) This Agreement shall commence on the Effective Date and shall continue in effect twenty (20) years, and shall renew for additional one (1) year terms thereafter, unless terminated by either party at the end of the initial, or any subsequent term by written notice given six (6) months in advance of the end of such term (the “Term”).

(b) AMVAC shall have an immediate right to terminate this Agreement and the Ground Lease by providing written notice to BASF in the event that (A) BASF is in material breach of any of the provisions of this Agreement and does not (i) either cure such breach within thirty (30) days after the date of such notice or, (ii) if cure can not be accomplished within thirty (30) days, begin such cure within such thirty (30) days and proceed diligently to effect such cure thereafter, or (B) BASF (i) ceases to function as a going concern, (ii) makes an assignment for the benefit of its creditors, (iii) becomes the subject of any proceeding under applicable bankruptcy, receivership, insolvency or similar laws instituted by or against AMVAC, which proceeding is not dismissed as to AMVAC within forty-five (45) days after it has been instituted, or (iv) liquidates or dissolves. BASF shall have an immediate right to terminate this Agreement and the Ground Lease by providing written notice to AMVAC in the event that (A) AMVAC is in breach of any of the provisions of this Agreement and does not cure such breach within thirty (30) days after the date of such notice, or (B) AMVAC (i) ceases to function as a going concern, (ii) makes an assignment for the benefit of its creditors, (iii) becomes the subject of any proceeding under applicable bankruptcy, receivership, insolvency or similar laws instituted by or against BASF, which proceeding is not dismissed as to BASF within forty-five (45) days after it has been instituted, or (iv) liquidates or dissolves.

(c) AMVAC shall have the right to assume the operations of the T/C Unit, upon one hundred eighty (180) days written notice to BASF. In that event: (i) AMVAC shall pay to BASF all the training costs associated with retraining of each of the BASF operating personnel covered by a collective bargaining agreement as such personnel are reassigned (through any “bid and bump” procedure then in effect with any collective bargaining agreement) into BASF jobs outside the T/C Unit, and (ii) the fee payable to BASF shall be reduced as set forth on Exhibit J. AMVAC shall thereafter be responsible for all operation of the T/C Unit, and BASF shall be responsible only for the providing of the Services as set forth on Exhibit H and those Services set forth on Exhibit F.

(d) AMVAC shall have the right to cease operations at the Hannibal facility, upon one hundred eighty (180) days prior written notice, to terminate this Agreement and the Ground Lease without cause, provided that AMVAC shall be responsible for the Shutdown Costs (defined in Section 7).

(e) The Parties intend that all obligations of this Agreement shall be performed, and accordingly, any provisions and obligations of this Agreement that must survive termination or expiration of this Agreement for their fulfillment shall so survive.

7. Termination and Obligation to Remove Manufacturing Equipment.

Upon termination of the Agreement, AMVAC will remove at its sole cost and expense and will assume sole responsibility and liability for the dismantling, cleaning and removal of the Manufacturing Equipment and Improvements as defined in the Ground Lease from the T/C Unit as set forth more fully in the Ground Lease (“Shutdown Costs”). In the event BASF assigns this Agreement, by operation of law or otherwise to a non-Affiliate, and AMVAC within two (2) years of such assignment elects, pursuant to Section 6(d) to terminate this Agreement and the Ground Lease, then notwithstanding the provisions set forth above, AMVAC shall be relieved of the obligation to pay Shutdown Costs, but will make to BASF’s Assignee a one time payment of *** on the last day of this Agreement.

8. Maintenance Capital and Identified Capital Expenditures.

(a) As described in Section 4(v) hereof, AMVAC shall pay to BASF the costs of maintenance capital items above five thousand US Dollars ($5,000.00) expended at the T/C Unit which (i) appreciably extend the life of the Manufacturing Equipment or (ii) are necessary for the mechanical reliability of the Manufacturing Equipment to produce Products or (iii) for the protection of health, safety and the environment. An item shall only be defined as maintenance capital if doing so would be consistent with past practices at the Hannibal Site. BASF agrees to provide AMVAC with a maintenance capital appropriation request prior to incurring any such cost, to which AMVAC may consent or not in its reasonable discretion.

AMVAC has in Section 8.4 of the SPA committed to reimburse BASF the costs of the Maintenance Capital items set forth in Exhibit C, and in reliance upon such commitment, BASF has previously undertaken such Maintenance Capital efforts. AMVAC shall have the right to retain a third party to perform maintenance capital items provided that (a) AMVAC shall pay such third party directly for such work and such work shall be removed from AMVAC’s payment responsibilities in the maintenance capital budget, (b) the third party must perform the work to reasonable standards required by BASF, (c) such third party shall agree to abide by BASF’s contractor Hannibal Site rules and policies in effect at such time, and (d) the retention of such third party complies with the Hannibal Site collective bargaining agreement(s) in place at such time.

(b) AMVAC agrees that it shall, at its sole cost and expense, perform, or arrange with third parties to perform, all engineering services associated with identified capital improvements set forth on Exhibit C which remain unimplemented as of the Effective Date of this Agreement.

(c) AMVAC acknowledges that under no circumstances is BASF required to perform or provide to AMVAC engineering services, but further acknowledges that, in order to safely perform the Services hereunder, BASF shall need to monitor and understand the engineering services being provided by AMVAC or such third party, and the costs of such monitoring shall be deemed by the parties part of the costs of BASF’s rendered Services hereunder.

9. BASF Standard of Care and Limitation of Warranty.

(a) BASF shall perform the services that it is required to provide to AMVAC under this Agreement with reasonable skill and care and shall use at least that degree of skill and care that it would exercise in similar circumstances in carrying out its own business, provided that, notwithstanding any provision of this Agreement to the contrary, the liability of BASF with respect to its performance hereunder shall be subject to Section 9(b) and (c), below.

(b) Except as set forth in Section 15(c), neither BASF nor any of its respective officers, directors, employees, agents, attorneys-in-fact or affiliates shall be liable, either in contract, in tort or otherwise, for any action taken or omitted to be taken by it or such person under or in connection with this Agreement, except that BASF shall be liable for losses incurred by AMVAC arising out of the gross negligence or willful misconduct of BASF in the performance of the Services; provided, however, BASF’s total liability shall be limited to 100% of the fee for the particular Service for which BASF failed to provide the required standard of care. NOTWITHSTANDING ANYTHING TO THE CONTRARY, IN NO EVENT SHALL BASF HAVE ANY LIABILITY UNDER THIS AGREEMENT FOR PUNITIVE, SPECIAL, INDIRECT OR CONSEQUENTIAL DAMAGES OR LOSSES.

(c) EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, NEITHER PARTY GIVES NOR RECEIVES ANY WARRANTY OR INDEMNITY, WHETHER EXPRESS OR IMPLIED, IN FACT OR IN LAW (INCLUDING ANY WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE).

(d) EXCEPT AS EXPRESSLY SET FORTH HEREIN, AMVAC SHALL NOT HAVE ANY LIABILTY UNDER THIS AGREEMENT FOR PUNITIVE, SPECIAL, INDIRECT OR CONSEQUENTIAL DAMAGES OR LOSSES.

10. Covenant Not To Encumber.

Title to all raw material, Products and packaging furnished by or on behalf of AMVAC shall at all times remain in AMVAC, and BASF hereby disclaims any right, title or interest in any such raw material, Products or packaging. BASF shall not impose or permit to be imposed upon any of the raw material, Product or packaging furnished by or on behalf of AMVAC or the Manufacturing Equipment and within the custody and control of BASF any liens or encumbrances whatsoever, except for liens caused by or created by AMVAC, and BASF warrants to AMVAC with respect to all of the same delivered by it hereunder, that such raw material, Products and packaging shall be delivered free from any lawful security interest or lien or other encumbrance through BASF. BASF shall defend, indemnify and hold AMVAC harmless against all liens and claims created by BASF against any of the raw material, Products or packaging, and those for labor and materials, except for liens caused or created by AMVAC. AMVAC shall be solely responsible for settling by agreement or otherwise providing for the discharge of any lien or claim not created by BASF which prevents or interferes with BASF's performance of Services, and shall indemnify and hold BASF harmless from all claims, liabilities, expenses, damages or losses arising out of or resulting from any such lien or claim. BASF shall be solely responsible for settling by agreement or otherwise providing for the discharge of any lien or claim permitted by BASF on the raw material, Products, packaging, or Manufacturing Equipment.

11. Hazards.

AMVAC must receive BASF's prior written approval, which approval shall not be unreasonably withheld or delayed, before bringing any raw material onto the Hannibal Site, shall be responsible for properly registering all such materials with the USEPA, shall convey in writing to BASF any use restrictions that may exist in connection with such materials, and shall provide BASF at a minimum with a copy of the MSDS and the materials set forth in Exhibit B-1.

12. Insurance.

(a) During the term of this Agreement, BASF shall procure and maintain in full force and effect (or shall have the option to self insure), the following minimum insurance coverage against the risks specified in this Agreement:

(i) Workers’ compensation insurance in compliance with the workers’ compensation laws of the state in which BASF has employees performing Services, and employer’s liability insurance with a minimum limit of $500,000/occurrence, and coverage required under the Longshoreman and Harbor Workers’ Act, and Federal Employee Liability Act if applicable;

(ii) Commercial general liability insurance including premises, broad form property damage, contractual, products/completed operations coverage, each with a minimum limit of $5,000,000 each occurrence;

All risks insurance (including fire and extended coverage) sufficient to provide full replacement value for loss or damage to Products and raw material and packaging of AMVAC in the care, custody or control of BASF; and

(iii) Motor vehicle insurance for vehicles owned, leased or operated by BASF, with minimum limits of $1,000,000 liability coverage per occurrence combined single limit.

(b) All insurance required to be maintained by BASF in paragraph 12(a) above, shall (i) include AMVAC as additional insureds (policies to be primary with respect to coverages afforded to additional insureds), and (ii) indicate that the insurer will endeavor to provide at least thirty (30) days’ prior written notice to AMVAC before any cancellation or non-renewal. Evidence of all such insurance shall be made available by BASF to AMVAC (A) prior to performance of Services as specified in this Agreement and (B) as reasonably requested thereafter.

(c) BASF agrees to release and waive, and hereby releases and waives, all rights of subrogation against AMVAC possessed by BASF’s insurer(s). BASF hereby represents to AMVAC that it is authorized to make such release and waiver under such policies of insurance.

(d) During the term of this Agreement, AMVAC shall procure and maintain in full force and effect (or shall have the option to self insure), the following minimum insurance coverage against the risks specified in this Agreement:

(i) All risks property insurance (including fire and extended coverage) sufficient to provide full replacement value for loss or damage to facilities and equipment owned by AMVAC, or for which AMVAC may be responsible.

(ii) With respect to any AMVAC employees located at the T/C Unit, Workers' compensation insurance in compliance with the workers’ compensation laws of the State of Missouri, and employer's liability insurance with a minimum limit of $500,000/occurrence.

(e) All insurance required to be maintained by AMVAC in paragraph 12(d) above, shall (i) include BASF as additional insureds (policies to be primary with respect to coverages afforded to additional insureds), and (ii) indicate that the insurer will endeavor to provide at least thirty (30) days’ prior written notice to BASF before any cancellation, or non-renewal. Evidence of all such insurance shall be made available by AMVAC to BASF (A) upon execution of this Agreement and (B) as reasonably requested thereafter.

(f) AMVAC agrees to release and waive, and hereby releases and waives, all rights of subrogation against BASF possessed by AMVAC’s insurer(s). AMVAC hereby represents to BASF that it is authorized to make such release and waiver under such policies of insurance.

13. Inspection. Audit Rights.

(a) BASF shall keep separate, full and accurate books, accounts and records pertaining to (i) the provision of Services, including the quantities and inventories of raw material, packaging and labels received from AMVAC or on behalf of AMVAC and the quantities and inventory of raw materials, containers, and Product used, manufactured, packaged, repackaged, stored and loaded by BASF, whichever applies, (ii) the performance of capital maintenance and (iii) its calculation of the costs of both (i) and (ii) for a period of three (3) calendar years or for any additional periods as may be prescribed or required by applicable law. BASF shall also provide to AMVAC a sample of each batch of Product manufactured or packaged under this Agreement, appropriately coded to identify samples to the Product shipped. BASF shall sample each batch of deodorized product and maintain a four (4) ounce sample onsite for one (1) year.

(b) BASF shall provide to AMVAC such information as AMVAC shall reasonably request with respect to the employee benefits provided to any employees who perform Services on a substantially full-time basis for a period of one year or longer and such other information needed by AMVAC to demonstrate compliance with the requirements of Internal Revenue Code Section 4l4(n) and related subsections, as amended from time to time, pertaining to “leased employees.” For this purpose, “on a substantially full-time basis” shall mean 1500 hours or more in a twelve (12) month period or such other amount specified by U.S. tax regulation or notice in effect during the term of this Agreement.

(c) AMVAC shall have the right to request an independent audit in order to verify that all costs charged to AMVAC by BASF under this Agreement have been calculated in accordance with the provisions of this Agreement, provided, however that such request must be made in writing delivered to BASF within one year after the costs involved are invoiced to AMVAC. AMVAC may request that such audit be made by an independent auditor acceptable to BASF, no more than once per year. The auditor shall report its findings and the auditor’s report shall be final and binding on both parties. BASF shall make any necessary adjustments to the charges, including reimbursement of any retroactive overcharges or invoicing of any retroactive undercharges, based on the auditor's report. The costs of any audit would be borne by AMVAC, unless a discrepancy of ten percent (10%) or greater is discovered in favor of AMVAC, in which instance the cost of the audit shall be borne by BASF.

14. Taxes.

All Federal, state and municipal taxes (except taxes levied on net income or net worth and except taxes and withholdings based on wages and salaries) which are directly attributable to the receipt by BASF of raw material, the manufacture, packaging or repackaging, as applicable, of Product or deliveries of Product made pursuant to this Agreement, shall be for the account of AMVAC, and AMVAC shall either pay all such taxes directly or reimburse BASF for payment of the same, as the case may be, consistent with the provisions hereof. In no event shall AMVAC be liable to BASF for any license, franchise or income tax payable by BASF as a result of the existence of the Hannibal Site or income derived therefrom. BASF shall pay all property, ad valorem and other taxes and charges relating to the T/C Unit, the Hannibal Site, materials and services provided to AMVAC hereunder directly to the appropriate taxing authority, except personal property taxes on the Manufacturing Equipment, which shall be paid by AMVAC, and except for those permits required by Section 21 to be obtained and maintained by AMVAC shall obtain and maintain all necessary federal, state or local licenses, permits and other required documentation for BASF's operations hereunder.

15. Risk of Loss/Indemnification.

(a) BASF shall have responsibility and liability for care, custody or control of all raw materials, container, labels and Product from the time the same is delivered to BASF until delivery of Product to AMVAC, and shall use commercially reasonable efforts to reduce yield loss to two and one half percent (2.5%) above the target yields for the Products set forth in Exhibit E-1.

(b) Notwithstanding BASF’s operation of the T/C Unit for AMVAC as set forth herein, AMVAC shall assume the sole responsibility for and indemnify, defend and hold BASF harmless from and against all liabilities, including without limitation: (i) damage to AMVAC building and all equipment located on the T/C Unit and environmental liabilities at the T/C Unit arising after the Effective Date, including without limitation those that arise from BASF’s performance of Services under this Agreement, except to the extent arising from BASF’s intentionally tortious acts or omissions.

(c) BASF shall defend and indemnify AMVAC: (i) for any liabilities claimed against AMVAC by third parties to the extent arising from BASF’s breach of its obligations under Sections 4(b), 10, 14, and 18 , and (ii) for any liabilities claimed against AMVAC by BASF employees providing Services hereunder for worker’s compensation obligations owed by BASF to said BASF employees, and (iii) for any liabilities claimed against AMVAC by third parties solely arising from BASF’s failure to maintain necessary licenses and permits applicable to the performance of Services hereunder, but such indemnity in this subsection (iii) shall only apply if obtaining and maintenance of such permits was within the control of BASF.

(d) In the case of any claim for indemnification arising from a claim of a third party, the Indemnified party shall give prompt written notice, in no event more than twenty (20) days following such indemnified party's receipt of such claim or demand, to the indemnifying party of any claim or demand which such indemnified party has knowledge and as to which it may request indemnification hereunder, provided that the failure so to notify the indemnifying party shall not relieve such indemnifying party of its obligations hereunder except to the extent such failure shall have actually and materially prejudiced the indemnifying party. The indemnifying party shall have the right to defend and to direct the defense against any such claim or demand, in its name or in the name of the indemnified party, as the case may be, at the expense of the indemnifying party, and with counsel selected by the indemnifying party unless (i) such claim or demand seeks an order, injunction or other equitable relief against the indemnified party, or (ii) the indemnified party shall have reasonably concluded that (x) there is a conflict of interest between the indemnified party and the indemnifying party in the conduct of the defense of such claim or demand or (y) the indemnified party has one or more defenses not available to the indemnifying party. Notwithstanding anything in this Agreement to the contrary, the indemnified party shall, at the expense of the indemnifying party, cooperate with the indemnifying party, and keep the indemnifying party fully informed, in the defense of such claim or demand. The indemnified party shall have the right to participate in the defense of such claim or demand with counsel employed at its own expense; provided, however, that, in the case of any claim or demand described in clause (i) or (ii) of the second preceding sentence or as to which the indemnifying party shall not in fact have employed counsel to assume the defense of such claim or demand, the reasonable fees and disbursements of such counsel shall be at the expense of the indemnifying party. The indemnifying party shall have no indemnification obligations with respect to any such claim or demand which shall be settled by the indemnified party without the prior written consent of the indemnifying party, which consent shall not be unreasonably withheld or delayed.

16. Delivery.

Product shall be delivered to AMVAC FOB BASF’s Hannibal, MO site, to the T/C Unit warehouse for Product in drums and the bulk tanks in the case of bulk Product.

17. Force Majeure.

Notwithstanding any other provision of this Agreement, no liability for failure or delay in performance hereunder (other than payment of any invoice) shall be incurred by either party to the other, where such failure or delay is due, in whole or in part, to acts of civil or military authority, national emergencies, war, riot, fire, flood, storm, labor difficulties, act of God, unavailability or shortage of raw material or energy, failure of transportation or transmission facilities or any cause beyond the reasonable control of the affected party. In the event of an occurrence of any contingency which interrupts or interferes with, or can reasonably be foreseen to interrupt or interfere with, the delivery of Products hereunder, the affected party shall notify the other party, in writing and with particularity, of the nature of any such occurrence and the projected duration thereof, and shall thereafter continue to keep the other party apprised of developments that may lengthen or shorten the duration of such interruption or interference. The affected party shall act in good faith and with due diligence to remove such contingency; provided, however, that the settlement of any labor dispute by the party so affected shall be within the sole discretion of that party. Nothing in this Section 17 shall be construed so as to excuse liability for any payment due and unpaid during the time of the force majeure event.

18. Exclusive Use of Manufacturing Equipment.

BASF agrees that it shall use the Manufacturing Equipment and T/C Unit exclusively to perform Services for AMVAC, provided, however, that BASF shall have the right to use the P255 Tow Motor for occasional use, such use not to interfere with the operation of the T/C Unit.

19. Relationship of Parties.

Nothing contained in any Agreement shall be deemed to create an agency, joint venture, partnership or franchise relationship between the parties, and neither AMVAC nor BASF is authorized to take any action in any way whatsoever binding on, or for or on behalf of, the other, except to the extent, if any, expressly set forth in the applicable Agreement.

20. Confidentiality.

All confidential and/or proprietary information or documentation, regardless of its form (“Confidential Information”), of either party which is disclosed to, is acquired by or comes into the possession of, the other party hereto through operation of this Agreement shall be held in confidence by the other party (including its affiliates) and shall be protected against unauthorized disclosure to the same extent and in the same manner as such party protects its own confidential or proprietary information. Neither party shall disclose, publish, release, transfer or otherwise make available Confidential Information of the other party in any form to, or for the use or benefit of, any person or entity, or duplicate or reproduce the same, without such other party's prior written approval. Each party shall, however, be permitted to disclose relevant aspects of the other party’s Confidential Information to its officers, agents, employees and authorized representatives and to the officers, agents, employees and authorized representatives of its affiliates, to the extent that such disclosure is reasonably necessary to the performance of its duties and obligations under this Agreement, provided that such party shall take all reasonable measures to ensure that Confidential

Information of the other party is not disclosed or duplicated in contravention of the provisions of this Agreement by any such officer, agent, employee or authorized representative. The obligations in this Section 21 shall not ( a) restrict any disclosure by either party of the other party’s Confidential Information pursuant to any applicable law, or in compliance with the order of any governmental or regulatory authority of competent jurisdiction, provided that the disclosing party shall promptly give written notice thereof to the other party so as to permit such other party to apply for a protective order, (b) apply with respect to information that (i) can be demonstrably shown to have been in the possession of the receiving party at the time of disclosure by the disclosing party or to have been independently developed by the receiving party; (ii) is at the time of such disclosure in the public domain, or thereafter comes into the public domain from a third party and through no fault of the receiving party; or (iii) shall have become legally available to the receiving party from a third party having no obligation of confidentiality with respect thereto; or (c) apply after five (5) years from the termination date of this Agreement.

21. Compliance With Laws.

(a) BASF hereby agrees that in performing its obligations under this Agreement, BASF shall comply with all Federal, state and local laws, rules, regulations and ordinances (including, but not limited to, CERCLA, RCRA, CWA, HMTA and OSHA) as the same may be amended from time to time. BASF has maintained and shall at all times maintain all necessary licenses and permits applicable to the performance of the Services under this Agreement except for a Missouri permit for air emissions and a permit from the US Bureau of Alcohol, Tobacco and Firearms of the use of ethanol, to be obtained and maintained by AMVAC.

(b) AMVAC shall provide and be solely responsible for the legal and regulatory company of container markings, label text or the labels themselves and AMVAC warrants that such markings, text and labels shall be, at all times, in compliance with, and shall conform to the requirements of all applicable Federal, state and local laws, ordinances, rules, and regulations. BASF shall affix such markings, text and labels to Product, packaging and containers as directed by AMVAC.

(c) BASF acknowledges that it understands that AMVAC is an Equal Opportunity Employer and BASF warrants that BASF complies with the Fair Labor Standard Act of 1938, as amended, in its operations in support of this Agreement. BASF agrees that, if this Agreement is construed to be a subcontract within the meaning of the Rules and Regulations approved by the United States Secretary of Labor pursuant to Executive Order 11246, as amended, the Vietnam Era Veterans Readjustment Act of 1974, as amended, or the Rehabilitation Act of 1973, as amended, or of the regulations issued pursuant to Executive Order 11625, the provisions of those regulations as well as the Equal Opportunity and Nondiscrimination provision of Section 202 of Executive Order 11246 shall be incorporated herein by reference and shall be binding upon BASF as part of this Agreement.

22. Access Rights.

During the Term, BASF shall provide AMVAC with access to the T/C Unit for the purpose of observing, forecasting, planning production and operations. Additionally, AMVAC shall have reasonable access to the employees operating the Manufacturing Equipment and the T/C Unit provided that at no time shall AMVAC act in a supervisory position to the operators. All access shall be in accordance with the provisions set forth in Exhibit G hereto. AMVAC employees that are granted such access shall at all times be subject to and shall follow all Hannibal Site and T/C Unit guidelines and policies, including all safety guidelines and policies.

23. Miscellaneous.

(a) Entire Agreement. This Agreement, together with the Exhibits hereto, and the Ground Lease, and the SPA, constitutes the entire agreement and sets forth the entire understanding of the parties and their Affiliates with respect to the subject matter hereof, supersedes all prior agreements, covenants, arrangements, letters, communications, representations or warranties, whether oral or written, by any officer, employee or representative of any party, including without limitation the Technical Deodorized Grade Phorate Product Sales Agreement dated October 31, 2005 and the Terbufos Supply Agreement as defined in the SPA, and may not be modified, amended or terminated by mutual consent except by a written agreement specifically referring to this Agreement and signed by the parties hereto and any other party to be charged. The parties expressly agree that to the extent that form purchase orders, confirmations, acceptances and invoices, or similar documents, are used to facilitate specific purchases of Services or payment for Services under this Agreement, any conflicting, additional or different terms (other than transaction specific information covering quantity, times for performance or method for transportation, which information is added to the forms), provisions or conditions contained therein, shall not become a part of the Agreement.

(b) Notices. Any and all notices or other communications required or permitted to be given under any of the provisions of this Agreement shall be in writing and shall be delivered personally, or by facsimile, or sent by first class registered or certified mail, return receipt requested, or if mailed, five (5) Business Days after the date of mailing. For the purposes hereof, the addresses, telephone numbers and facsimile numbers (until notice of a change thereof, served as provided in this section) are as follows:

If to BASF:

BASF Corporation

26 Davis Drive

Research Triangle Park, NC 27709

Attn: Group Vice President Agricultural Products

With a copy to:

BASF Corporation

100 Campus Drive

Florham Park, NJ 07932

Attn: General Counsel

If to American Vanguard Corporation:

American Vanguard Corporation

4695 MacArthur Court, Suite 1250

Newport Beach, CA 92660

Attn: Eric Wintemute

Fax No.: (949) 260-1201

With a copy to:

Timothy J. Donnelly

American Vanguard Corporation

4695 MacArthur Court, Suite 1250

Newport Beach, CA 92660timd@amvac-chemical.com

Routine operating instructions, requests, directions and notices dealing with the delivery and shipment of Products, and other similar communications, unless otherwise requested to be in writing, may be given in such manner and to such persons as is customary or practicable.

(c) No Waiver; Remedies. No waiver of any breach or default hereunder shall be considered valid unless in writing and signed by the party giving such waiver, and no such waiver shall be deemed a waiver of any subsequent breach or default of the same or similar nature. No failure on the part of any party to exercise, and no delay in exercising, any right, remedy, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege; and no waiver whatever shall be valid unless in writing signed by the party or parties to be charged and then only to the extent specifically set forth in such writing. All remedies, rights, powers and privileges, either under an Agreement or by law or otherwise afforded the parties to an Agreement shall be cumulative and shall not be exclusive of any remedies, rights, powers and privileges provided by law. Each party hereto may exercise all such remedies afforded to it in any order of priority.

(d) Assignment; Successors and Assigns. This Agreement may not be assigned by operation of law or otherwise, and any attempted assignment shall be null and void. Notwithstanding the foregoing, either party may without further consent of the other party assign its rights under this Agreement (a) in connection with the transfer or sale of all or substantially all of the assets of such party, (b) pursuant to the sale of a majority of the ownership interest of such party or the merger or consolidation of such party with a third party, (c) to any affiliate of the assigning party, or (d) in connection with the sale by BASF of the Hannibal Site to a third party. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors, assigns and legal representatives. Any such successor or assign shall assume all of the party's obligations under this Agreement and shall be fully bound by the terms and conditions of this Agreement, and any such assignment shall relieve the assigning party of any further obligations arising from this Agreement. BASF shall not sell or assign either: (i) all or substantially all of its assets or (ii) the Hannibal Site to a third party without also assigning this Agreement to such third party.

(e) Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Missouri.

(f) Arbitration; Consent to Jurisdiction. In the event of any dispute between the parties arising out of or relating to the subject matter of this Agreement, the parties shall first use their reasonable efforts to resolve such dispute among themselves. If the parties are unable to use their reasonable efforts to resolve the dispute within thirty (30) calendar days of the initiation of such procedure, the dispute shall be settled by arbitration as provided in Section [17.11] of the SPA.

(g) Severability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective as to the extent of such prohibition or unenforceability without invalidating the remaining provisions of this Agreement or affecting the validity or enforcement of such provision in any other jurisdiction.

(h) Counterparts/Facsimile Signature. This Agreement may be executed in any number of counterparts, each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute one and the same agreement. Additionally, the parties acknowledge and agree that a facsimile signature to this Agreement shall be recognized as an original signature.

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement on the date and year first above written.

AMVAC CHEMICAL CORPORATION

By:

Name:

Title:

Date:

BASF CORPORATION

By:

Name:

Title:	Assistant Secretary

Date: